Exhibit 99

SurModics Announces Strategic Realignment of Business

- Align cost structure and leadership team to its strategic plan -

- Maintain commitment to R&D, core Medical Device and IVD businesses -

EDEN PRAIRIE, Minnesota – August 23, 2011 – SurModics, Inc. (Nasdaq: SRDX), a leading provider of drug delivery and surface modification technologies to the healthcare industry, announced today a realignment of its business to optimize Company resources according to its strategic plan.

As part of the strategic realignment, the Company announced a reduction of approximately 9% of its total workforce. Included in the reduction, Philip D. Ankeny, Senior Vice President and Chief Financial Officer, and Jan M. Webster, Vice President, Human Resources will no longer be with the Company. In conjunction with these departures, Timothy J. Arens, currently Senior Director and General Manager, In Vitro Diagnostics, has been named Vice President of Finance and interim CFO, and Joseph J. Stich, currently Vice President, Marketing, Corporate Development and Strategy, will assume the leadership responsibilities for the In Vitro Diagnostics business. In addition, Bryan K. Phillips will assume Ms. Webster’s responsibilities.

As a result of these organizational developments, SurModics’ executive leadership team now includes:

•	Gary R. Maharaj, President and Chief Executive Officer;

•	Bryan K. Phillips, Senior Vice President, Legal and Human Resources, General Counsel & Secretary;

•	Charles W. Olson, Senior Vice President and General Manager, Medical Device;

•	Arthur J. Tipton, Ph.D., Senior Vice President and General Manager, Pharmaceuticals;

•	Joseph J. Stich, Vice President, Business Operations and General Manager, In-Vitro Diagnostics; and

•	Timothy J. Arens, Vice President of Finance and interim CFO.

“This is a critical transition for SurModics to implement the components of our strategic plan that focus and position our business for maximum long-term success,” said Gary Maharaj, President and Chief Executive Officer. “Importantly, we expect to maintain our commitment to R&D investment to drive growth opportunities in our core Medical Device and IVD businesses.”

Maharaj continued, “While a workforce reduction is always a very difficult decision, it was necessary to enable us to achieve our objectives. We thank our affected employees for their contributions and wish them well in their future endeavors.”

The Company also announced the consolidation of its BioFX product manufacturing operations from Owings Mills, Maryland into its corporate headquarters located in Eden Prairie, Minnesota. The Minnesota facility is fully qualified and operational, and is now producing and shipping BioFX branded products.

The Company does not expect the transition of responsibilities announced today to affect its day-to-day operations, nor is it expected to impact the Company’s ongoing efforts to explore potential strategic alternatives for its SurModics Pharmaceuticals business.

As a result of these initiatives, the Company expects to take one-time charges of approximately $1.1 to $1.4 million in the fourth quarter of fiscal 2011. Also, in connection with these initiatives, SurModics expects to save approximately $1.7 to $2.0 million on an annualized basis.

About SurModics, Inc.

SurModics’ vision is to extend and improve the lives of patients through technology innovation. The Company partners with the world’s foremost medical device, pharmaceutical and life science companies to develop and commercialize innovative products that result in improved diagnosis and treatment for patients. Core offerings include: drug delivery technologies (coatings, microparticles, nanoparticles, and implants); surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and specialized surfaces for cell culture and microarrays. SurModics (along with its subsidiary SurModics IVD, Inc.) is headquartered in Eden Prairie, Minnesota and its SurModics Pharmaceuticals subsidiary is located in Birmingham, Alabama. For more information about the Company, visit http://www.surmodics.com. The content of SurModics’ website is not part of this release or part of any filings the Company makes with the SEC.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, such as our performance in the near- and long-term and positioning for success as a result of the strategic realignment, and anticipated expense reductions and restructuring charges are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including (1) our ability to successfully complete our review of strategic alternatives for our Pharmaceuticals business; (2) our reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market and sell products incorporating our technologies may adversely affect our business operations, our ability to realize the full potential of our pipeline, and our ability to achieve our corporate goals; and (3) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Contact

Gary Maharaj, President and Chief Executive Officer

(952) 500-7000